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                                                                  Exhibit 99


                                           [LOGO]

Westinghouse Public Relations              Westinghouse Electric Corporation

                                           Westinghouse Building, Gateway Center
                                           11 Stanwix Street
                                           Pittsburgh, Pennsylvania 15222-1384


                                         Contact:   Kevin Ramundo
                                         Telephone: (412) 642-4989

                               FOR USE: IMMEDIATE

CHIEF OPERATING OFFICER OF I&T GROUP TO LEAVE WESTINGHOUSE

     PITTSBURGH, May 1, 1997-Westinghouse Electric Corporation announced today that Francis J. Harvey, executive vice-president and chief operating officer of the company's Industries and Technology Group, will leave the company at the end of the month. Dr. Harvey's departure reflects the soon-to-be-announced appointment of a new chief executive officer for the group, a step that will alleviate the need for a COO position given the smaller and more streamlined nature of the industrial portfolio.


     "Fran has served Westinghouse well as a strong, results-oriented chief operating officer during a time of great change," Michael H. Jordan, Westinghouse's chairman and chief executive officer, said. "He established effective financial and operational practices for the group, and built a firm management foundation for the new company. Fran and I agree that this is the appropriate time to eliminate the chief operating officer position in the Industries and Technology Group."

     In commenting on his departure, Dr. Harvey said, "Over the past year, we have streamlined the Group and have successfully enhanced management effectiveness through more disciplined business processes, greater collaboration, and improved communications. To continue the progress, I believe it will be best for the new CEO to have a direct relationship to the business unit presidents. After 28 great years, I wish the company every success in the future and I am looking forward to exploring a broad range of new opportunities."
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CHIEF OPERATING OFFICER OF I&T GROUP TO LEAVE WESTINGHOUSE                 -2-


     When Westinghouse announced last November that it was going to create a new company by spinning off its industrial operations to shareholders, it indicated that it would name a CEO to head the industrial operations, and ultimately the new Westinghouse Electric Company. The company expects to announce the new CEO by the end of June and to complete the spin-off in the fall.

     Prior to becoming chief operating officer, Dr. Harvey served as president of the corporation's defense electronics group, as well as president of its government and environmental services business. He also served as vice president of science and technology. Fran began his career in 1969 as a research engineer, published over 50 scientific papers and reports and was awarded 12 patents. In 1978, he was chosen to be a White House Fellow and worked as a Special Assistant to the Secretary of Defense. He then joined Westinghouse's defense group and held numerous positions, including two general management assignments.

     Dr. Harvey obtained his BS degrees in Metallurgy and Materials Science from Notre Dame and his PhD from the University of Pennsylvania.